Exhibit 99.1
1 Fountain Square
Chattanooga, TN 37402
www.unum.com

FOR IMMEDIATE RELEASE

news	Contacts
	INVESTORS	Tom White	423 294 8996
		Matt Barnett	423 294 7498

	MEDIA	Jim Sabourin	423 294 6300

Unum Group Reports First Quarter 2016 Results

CHATTANOOGA, Tenn. (April 27, 2016) - Unum Group (NYSE: UNM) today reported net income of $210.6 million ($0.88 per diluted common share) for the first quarter of 2016, compared to net income of $212.9 million ($0.84 per diluted common share) for the first quarter of 2015.
After-tax operating income, which excludes after-tax realized investment gains and losses on the Company’s investment portfolio and the amortization of prior period actuarial losses on the Company’s pension plans, was $226.8 million ($0.95 per diluted common share) in the first quarter of 2016, compared to $224.8 million ($0.89 per diluted common share) in the first quarter of 2015. The combined impact of the amounts excluded for the first quarter of 2016 resulted in a net after-tax loss of $16.2 million ($0.07 per diluted common share). The combined impact of the amounts excluded for the first quarter of 2015 resulted in a net after-tax loss of $11.9 million ($0.05 per diluted common share).
“Our first quarter results were a strong start to 2016. I am very pleased with the operating performance of our core business segments, which again showed solid levels of premium growth and stable benefits experience,” said Richard P. McKenney, president and chief executive officer.  “Additionally, our financial flexibility continues to help create value for our shareholders as we actively repurchased our shares while investing in our future growth with the planned acquisition of Starmount Life Insurance Company. This platform will broaden our employee benefits offerings as we expand in the dental and vision markets.”

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

RESULTS BY SEGMENT
Unum US Segment
Unum US reported operating income of $215.9 million in the first quarter of 2016, an increase of 0.7 percent from $214.3 million in the first quarter of 2015. Premium income for the segment increased 5.8 percent to $1,301.3 million in the first quarter of 2016, compared to premium income of $1,230.2 million in the first quarter of 2015. Net investment income for the segment was $207.4 million in the first quarter of 2016 and $215.0 million in the first quarter of 2015.
Within the Unum US operating segment, the group disability line of business reported a 5.2 percent decline in operating income to $70.4 million in the first quarter of 2016 compared to $74.3 million in the first quarter of 2015. Premium income in group disability increased 6.3 percent to $588.1 million in the first quarter of 2016, compared to $553.0 million in the first quarter of 2015, primarily due to prior period sales growth partially offset by a decline in persistency. Net investment income declined by 3.4 percent to $120.8 million in the first quarter of 2016, compared to $125.0 million in the first quarter of 2015, primarily due to a decline in yields. The benefit ratio for the first quarter of 2016 was 80.6 percent, compared to 80.1 percent in the first quarter of 2015, reflecting a higher average claim size. Group long-term disability sales were $37.5 million in the first quarter of 2016, compared to $37.3 million in the first quarter of 2015. Group short-term disability sales declined 32.5 percent to $16.2 million in the first quarter of 2016, compared to $24.0 million in the first quarter of 2015. Persistency in the group long-term disability line of business was 88.9 percent for the first quarter of 2016, compared to 91.0 percent for the first quarter of 2015. Persistency in the group short-term disability line of business was 86.0 percent for the first quarter of 2016, compared to 86.5 percent for the first quarter of 2015.
The group life and accidental death and dismemberment line of business reported operating income of $55.4 million in the first quarter of 2016, a decline of 4.3 percent from $57.9 million in the first quarter of 2015. Premium income for this line of business increased 5.0 percent to $386.1 million in the first quarter of 2016, compared to $367.6 million in the first quarter of 2015, primarily due to favorable persistency in both group life and accidental death and dismemberment. Net investment income declined 14.9 percent to $28.5 million in the first quarter of 2016, compared to $33.5 million in the first quarter of 2015, primarily due to a decline in yields and a decline in the level of invested assets supporting this line of business. The benefit ratio in the first quarter of 2016 was 71.5 percent, compared to 70.9 percent in the first quarter of 2015, reflecting a higher average paid claim size and higher claim incidence. Sales of group life and accidental death and dismemberment products declined 4.9 percent in the first quarter of 2016 to $40.8 million, compared to $42.9 million in the first quarter of 2015. Persistency in the group life line of business was 89.9 percent for the first quarter of 2016, compared to 87.3 percent for the first quarter of 2015.
The supplemental and voluntary line of business reported an increase of 9.7 percent in operating income to $90.1 million in the first quarter of 2016, compared to $82.1 million in the first quarter of 2015. Premium income for supplemental and voluntary increased 5.7 percent to $327.1 million in the first quarter of

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	2

2016, compared to $309.6 million in the first quarter of 2015. Net investment income increased to $58.1 million in the first quarter of 2016, compared to $56.5 million in the first quarter of 2015, due to an increase in the level of invested assets, partially offset by a decline in yields. The benefit ratio for the individual disability product line was 50.9 percent for the first quarter of 2016, compared to 48.9 percent for the first quarter of 2015, primarily driven by an increase in new claim incidence. The benefit ratio for voluntary benefits was 43.8 percent in the first quarter of 2016, compared to 40.9 percent in the first quarter of 2015, primarily driven by higher reserve releases in the year ago quarter resulting from policy terminations. Relative to the first quarter of 2015, sales in the individual disability line of business increased 35.8 percent in the first quarter of 2016 to $16.7 million. Sales in the voluntary benefits line of business declined 4.5 percent in the first quarter of 2016 to $125.9 million. Persistency in the individual disability product line was 91.3 percent for the first quarter of 2016, compared to 90.1 percent for the first quarter of 2015. Persistency in the voluntary benefits product line was 76.7 percent for the first quarter of 2016, compared to 75.5 percent for the first quarter of 2015.
Unum UK Segment
Unum UK reported operating income of $33.6 million in the first quarter of 2016, an increase of 3.1 percent from $32.6 million in the first quarter of 2015. In local currency, operating income increased by 9.3 percent to £23.5 million in the first quarter of 2016, compared to £21.5 million in the first quarter of 2015.
Premium income increased by 0.2 percent to $139.3 million in the first quarter of 2016, compared to $139.0 million in the first quarter of 2015. In local currency, premium income was £97.3 million in the first quarter of 2016, an increase of 6.1 percent from £91.7 million in the first quarter of 2015, primarily resulting from the acquisition of National Dental Plan. Net investment income increased 14.0 percent to $26.8 million in the first quarter of 2016, compared to $23.5 million in the first quarter of 2015. In local currency, net investment income increased 21.4 percent to £18.7 million in the first quarter of 2016, compared to £15.4 million in the first quarter of 2015, primarily due to higher income from inflation index-linked bonds. The benefit ratio in the first quarter of 2016 was 67.9 percent, compared to 65.3 percent in the first quarter of 2015, reflecting higher incidence and average claim size in the group life line, partially offset by lower average size of new claims in the group long-term disability line. The acquisition of National Dental Plan also contributed to the increase in our benefit ratio as this product line typically has a higher benefit ratio than other product lines reported in our supplemental product line.
Sales increased by 10.2 percent to $18.4 million in the first quarter of 2016, compared to $16.7 million in the first quarter of 2015. In local currency, sales for the first quarter of 2016 increased by 16.4 percent to £12.8 million. Persistency in the group long-term disability line of business was 87.5 percent for the first quarter of 2016 compared to 86.6 percent for the first quarter of 2015. Persistency in the group life line of business was 79.6 percent for the first quarter of 2016, compared to 79.3 percent for the first quarter of 2015.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	3

Colonial Life Segment
Colonial Life reported a 0.3 percent decline in operating income to $77.4 million in the first quarter of 2016, compared to $77.6 million in the first quarter of 2015.
Premium income for the first quarter of 2016 increased 5.7 percent to $351.2 million, compared to $332.2 million in the first quarter of 2015, driven by sales growth in recent quarters, partially offset by a decline in persistency. Net investment income declined by 8.1 percent to $34.0 million in the first quarter of 2016, compared to $37.0 million in the first quarter of 2015, primarily due to lower miscellaneous investment income and a decrease in yields, partially offset by an increase in the level of assets supporting this segment. The benefit ratio in the first quarter of 2016 was 50.9 percent, compared to 51.3 percent in the first quarter of 2015, primarily reflecting favorable experience in the accident, sickness, and disability product line and the critical illness product line.
Sales increased 16.0 percent to $89.9 million in the first quarter of 2016 from $77.5 million in the first quarter of 2015, with favorable sales trends in both the commercial and public sector market segments. Persistency in Colonial Life was 78.5 percent for the first quarter of 2016 compared to 79.5 percent for the first quarter of 2015.
Closed Block Segment
The Closed Block segment reported operating income of $33.7 million in the first quarter of 2016, compared to operating income of $26.7 million in the first quarter of 2015.
Premium income for this segment declined 3.0 percent in the first quarter of 2016 compared to the first quarter of 2015, primarily due to expected policy terminations and maturities for the individual disability line of business which was partially offset by an increase in premium income for the long-term care line of business resulting from premium rate increases on certain in-force policies. Net investment income increased 4.1 percent to $333.4 million in the first quarter of 2016, compared to $320.4 million in the first quarter of 2015, due to an increase in the level of invested assets and higher miscellaneous investment income. The interest adjusted loss ratio for the individual disability line of business increased to 84.0 percent in the first quarter of 2016, compared to 80.0 percent in the first quarter of 2015, due primarily to a slight reduction in the claim reserve discount rate to recognize the impact on future portfolio yields from the higher than normal level of bond tenders during the first quarter of 2016. The interest adjusted loss ratio for the long-term care line of business was 88.9 percent in the first quarter of 2016 compared to 87.3 percent in the first quarter of 2015, primarily driven by a higher average submitted claim size.
Corporate Segment
The Corporate segment reported an operating loss of $31.8 million for the first quarter of 2016, compared to an operating loss of $29.9 million in the first quarter of 2015. The higher operating loss in the first quarter of 2016 was due primarily to lower net investment income.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	4

OTHER INFORMATION
Shares Outstanding
The Company’s average number of shares outstanding, assuming dilution, was 239.9 million for the first quarter of 2016, compared to 252.2 million for the first quarter of 2015. Shares outstanding totaled 237.7 million at March 31, 2016. During the first quarter of 2016, the Company repurchased approximately 3.7 million shares at a cost of approximately $100 million.
Capital Management
At March 31, 2016, the weighted average risk-based capital ratio for the Company’s traditional U.S. insurance companies was approximately 390 percent, and cash and marketable securities in the holding companies equaled $478 million.
Book Value
Book value per common share as of March 31, 2016 was $37.52, compared to $34.82 at March 31, 2015.
Outlook
The Company’s expectation for after-tax operating income growth per share for full-year 2016 continues to be within a range of three percent to six percent.
NON-GAAP FINANCIAL MEASURES
We analyze our performance using non-GAAP financial measures.  A non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows that excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.  The non-GAAP financial measures of "operating revenue," "before-tax operating income" or "before-tax operating loss," and "after-tax operating income" differ from total revenue, income before income tax, and net income as presented in our consolidated operating results and income statements prepared in accordance with GAAP due to the exclusion of net realized investment gains and losses and non-operating retirement-related gains or losses as specified in the reconciliations in the Financial Highlights section below.  We believe operating revenue and operating income or loss are better performance measures and better indicators of the revenue and profitability and underlying trends in our business.
Realized investment gains or losses depend on market conditions and do not necessarily relate to decisions regarding the underlying business of our segments.  Our investment focus is on investment income to support our insurance liabilities as opposed to the generation of realized investment gains or losses.  Although we may experience realized investment gains or losses which will affect future earnings levels, a long-term focus is necessary to maintain profitability over the life of the business since our underlying business is long-term in nature, and we need to earn the interest rates assumed in calculating our liabilities.
The amortization of prior period actuarial gains or losses, a component of the net periodic benefit cost for our pensions and other postretirement benefit plans, is driven by market performance as well as plan amendments and is not indicative of the operational results of our businesses.  We believe that excluding the amortization of prior period gains or losses from operating income or loss provides investors with additional information for comparison and analysis of our operating results. Although

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	5

we manage our non-operating retirement-related gains or losses separately from the operational performance of our business, these gains or losses impact the overall profitability of our company and have historically increased or decreased over time, depending on plan amendments and market conditions and the resulting impact on the actuarial gains or losses in our pensions and other postretirement benefit plans.
We may at other times exclude certain other items from our discussion of financial ratios and metrics in order to enhance the understanding and comparability of our operational performance and the underlying fundamentals, but this exclusion is not an indication that similar items may not recur and does not replace net income or net loss as a measure of our overall profitability.
CONFERENCE CALL INFORMATION
Members of Unum Group senior management will host a conference call on Thursday, April 28, at 10 a.m. (Eastern Time) to discuss the results of operations for the first quarter. Topics may include forward-looking information, such as the Company’s outlook on future results, trends in operations, and other material information.
The dial-in number for the conference call is (888) 812-8522 for U.S. and Canada (pass code 1284387). For international, the dial-in number is (913) 312-1386 (pass code 1284387). A live webcast of the call will also be available at www.investors.unum.com in a listen-only mode. It is recommended that webcast viewers access the “Investors” section of the Company’s website and opt-in to the webcast approximately 5-10 minutes prior to the start of the call. The Company will maintain a replay of the call on its website through Thursday, May 5. A replay of the call will also be available by dialing (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (International) - pass code 1284387.
    In conjunction with today’s earnings announcement, the Company’s Statistical Supplement for the first quarter of 2016 is available on the “Investors” section of the Company’s website.
# # #
ABOUT UNUM GROUP
Unum (www.unum.com) is one of the leading providers of employee benefits products and services and the largest provider of disability insurance products in the United States and the United Kingdom.
SAFE HARBOR STATEMENT
Certain information in this press release constitutes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those not based on historical information, but rather relate to our outlook, future operations, strategies, financial results, or other developments and speak only as of the date made. These forward-looking statements, including statements about anticipated growth in after-tax operating income per share and our ability to build a presence in the dental and vision insurance markets, are subject to numerous assumptions, risks, and uncertainties, many of which are beyond our control. The following factors, in addition to other factors mentioned from time to time, may cause actual results to differ materially from those contemplated by the forward-looking statements: (1) sustained periods of low interest rates; (2) fluctuation in insurance reserve liabilities and claim payments due to changes in claim incidence, recovery rates, mortality and morbidity rates, and policy benefit offsets due to, among other factors, the rate of

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	6

unemployment and consumer confidence, the emergence of new diseases, epidemics, or pandemics, new trends and developments in medical treatments, the effectiveness of our claims operational processes, and changes in government programs; (3) unfavorable economic or business conditions, both domestic and foreign; (4) legislative, regulatory, or tax changes, both domestic and foreign, including the effect of potential legislation and increased regulation in the current political environment; (5) investment results, including, but not limited to, changes in interest rates, defaults, changes in credit spreads, impairments, and the lack of appropriate investments in the market which can be acquired to match our liabilities; (6) a cyber attack or other security breach could result in the unauthorized disclosure of confidential data; (7) the failure of our business recovery and incident management processes to resume our business operations in the event of a natural catastrophe, cyber attack, or other event; (8) increased competition from other insurers and financial services companies due to industry consolidation, new entrants to our markets, or other factors; (9) execution risk related to our technology needs; (10) changes in our financial strength and credit ratings; (11) damage to our reputation due to, among other factors, regulatory investigations, legal proceedings, external events, and/or inadequate or failed internal controls and procedures; (12) actual experience that deviates from our assumptions used in pricing, underwriting, and reserving; (13) actual persistency and/or sales growth that is higher or lower than projected; (14) changes in demand for our products due to, among other factors, changes in societal attitudes, the rate of unemployment, consumer confidence, and/or legislative and regulatory changes, including healthcare reform; (15) effectiveness of our risk management program; (16) contingencies and the level and results of litigation; (17) availability of reinsurance in the market and the ability of our reinsurers to meet their obligations to us; (18) ineffectiveness of our derivatives hedging programs due to changes in the economic environment, counterparty risk, ratings downgrades, capital market volatility, changes in interest rates, and/or regulation; (19) changes in accounting standards, practices, or policies; (20) fluctuation in foreign currency exchange rates; (21) ability to generate sufficient internal liquidity and/or obtain external financing; (22) recoverability and/or realization of the carrying value of our intangible assets, long-lived assets, and deferred tax assets; and (23) terrorism, both within the U.S. and abroad, ongoing military actions, and heightened security measures in response to these types of threats.
For further discussion of risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Part 1, Item 1A “ Risk Factors” of our annual report on Form 10-K for the year ended December 31, 2015. The forward-looking statements in this press release are being made as of the date of this press release, and the Company expressly disclaims any obligation to update or revise any forward-looking statement contained herein, even if made available on our website or otherwise.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	7

Unum Group
FINANCIAL HIGHLIGHTS
(Unaudited)

($ in millions, except share data)
	Three Months Ended March 31
	2016	2015
Operating Revenue	$2,745.9	$2,662.7
Net Realized Investment Loss	(20.5)	(15.3)
Total Revenue	$2,725.4	$2,647.4

Operating Income	$328.8	$321.3
Net Realized Investment Loss	(20.5)	(15.3)
Non-operating Retirement-related Loss	(4.1)	(3.0)
Income Tax	(93.6)	(90.1)
Net Income	$210.6	$212.9

PER SHARE INFORMATION

Net Income Per Common Share
Basic	$0.88	$0.85
Assuming Dilution	$0.88	$0.84

Weighted Average Common Shares - Basic (000s)	239,619.4	251,467.4
Weighted Average Common Shares - Assuming Dilution (000s)	239,930.4	252,234.9
Outstanding Shares - (000s)	237,733.5	249,481.6

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended March 31
	2016		2015
		per share *		per share *
After-tax Operating Income	$226.8	$0.95	$224.8	$0.89
Net Realized Investment Loss, Net of Tax	(13.6)	(0.06)	(10.0)	(0.04)
Non-operating Retirement-related Loss, Net of Tax	(2.6)	(0.01)	(1.9)	(0.01)
Net Income	$210.6	$0.88	$212.9	$0.84

* Assuming Dilution

	March 31
	2016		2015
		per share		per share
Total Stockholders' Equity (Book Value)	$8,920.3	$37.52	$8,687.9	$34.82
Net Unrealized Gain on Securities	438.4	1.84	414.3	1.66
Net Gain on Cash Flow Hedges	351.8	1.48	411.9	1.65
Subtotal	8,130.1	34.20	7,861.7	31.51
Foreign Currency Translation Adjustment	(200.0)	(0.84)	(167.4)	(0.67)
Subtotal	8,330.1	35.04	8,029.1	32.18
Unrecognized Pension and Postretirement Benefit Costs	(389.5)	(1.64)	(398.4)	(1.60)
Total Stockholders' Equity, Excluding Accumulated Other Comprehensive Income	$8,719.6	$36.68	$8,427.5	$33.78

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	8